CERTIFICATE OF AMENDMENT
                                     TO THE
                              CERTIFICATE OF TRUST
                                       OF
                        GUINNESS FLIGHT INVESTMENT FUNDS


         This Certificate of Amendment to Certificate of Trust is being executed as of September 8, 2000 for the purpose of amending the Certificate of Trust of Guinness Flight Investment Funds (the "Trust") filed with the Secretary of State of the State of Delaware on March 6, 1997 pursuant to the Delaware Business Trust Act, 12 Del. C.ss.ss. 3801 et seq. (the "Act").

         The undersigned hereby certifies as follows:

         1. The name of the Trust is Guinness Flight Investment Funds.

         2. The amendment to the Certificate of Trust of the Trust set forth below (the "Amendment") has been duly authorized by the Board of Trustees of the Trust.

         The First Article of the Certificate of Trust of the Trust is hereby amended to read as follows:

         "The name of the business trust is Investec Funds (the "Trust")."


         3. This Certificate of Amendment to the Certificate of Trust of the Trust shall become effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Certificate of Amendment as of the day and year first above written.


                                            TRUSTEE:



                                             /s/ J. Brooks Reece Jr.
                                             -----------------------
                                             J. Brooks Reece Jr.